Exhibit 99(a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
--------------------------------------------------------------------------------


                                  NEWS RELEASE

--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE                         CONTACT:  DAVID A. KAUER
                                                        CHIEF FINANCIAL OFFICER
                                                        (614) 792-0468


                      TEXAS JURY DECIDES ANTI-TRUST LAWSUIT
                  IN FAVOR OF INSILCO'S TAYLOR PUBLISHING UNIT

         COLUMBUS, OHIO, MAY 14, 1998--INSILCO CORPORATION (NASDAQ: INSL) today reported that a jury has awarded its Taylor Publishing unit approximately $36 million in damages in connection with Taylor's suit against Jostens, Inc. in the United States District Court for the Eastern District of Texas. The verdict also entitles Taylor to recover approximately $1 million in legal fees. The verdict is subject to any post trial motions and appeals by Jostens, and Taylor's receipt of the judgment is contingent on the results of any appeals.

         Taylor and Jostens are competitors in the yearbook publishing market. Taylor's suit alleged that Jostens violated federal antitrust laws, unfairly interfered with Taylor's sales representatives, improperly encouraged Taylor employees to divulge confidential Taylor information and otherwise engaged in unfair competition.

         Robert L. Smialek, Insilco's Chairman and CEO stated, "We are pleased by the jury's finding. Having made significant investments in state of the art pre-press technology at Taylor to reduce costs, we look forward to Taylor being able to compete and conduct business on a level playing field."

         Insilco recently announced that it had entered into a definitive merger agreement with DLJ Merchant Banking Partners II, L.P. in which DLJ agreed to acquire Insilco for $44.50 per share, consisting of $42.98 in cash and 0.03419 shares of retained stock of the surviving corporation.

         Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets and its publishing business serves the school yearbook market.


Investor Relations Contact: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.